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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-126049; 333-121555; 333-118985; 333-118984; 333-106171; 333-104479; 333-100486; 333-99433; 333-90242; 333-67306 and 333-67304) of Take Two Interactive Software, Inc. of our report dated January 31, 2006, except for the effects of the restatement discussed in Note 2 and the change in segments discussed in Note 15 of the consolidated financial statements included in the Annual Report on Form 10-K for the year ended October 31, 2006, not included herein, as to which the date is February 28, 2007 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, New York 10017

December 20, 2007

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  Exhibit 23.2